STRICTLY CONFIDENTIAL

Exhibit 10.21

TERMINATION, RELEASE AND GPS CART SYSTEMS AGREEMENT

This TERMINATION, RELEASE AND GPS CART SYSTEMS AGREEMENT, dated as of March 26, 2009 (this “Agreement”), is by and between Leisurecorp LLC, a Dubai limited liability company (“Leisurecorp”), and GPS Industries, Inc., a Nevada corporation (“GPSI”).

WITNESSETH

WHEREAS, Leisurecorp and GPSI entered into that certain Contract Agreement (Minor Works), dated as of October 30, 2007 (Contract No. N019-100-02) (the “2007 Contract”), with respect to the design, supply, delivery and installation of a Wi-Fi Network and GPS Management System in relation to the Jumeirah Golf Estates - Phase A Project (the “Project”); and

WHEREAS, the parties desire to terminate the 2007 Contract, to release each other from all liabilities and ongoing obligations thereunder and to set forth a new agreement with regard to the Project.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

TERMINATION OF 2007 CONTRACT AND MUTUAL RELEASE

Section 1.1      Termination of 2007 Contract.  Each of GPSI and Leisurecorp hereby agrees that from and after the date hereof the 2007 Contract (and for the avoidance of doubt, the documents deemed to form and be read and construed as part of the 2007 Contract, including the Appendix, the Letter of Acceptance, the Acceptance Statement, the General Conditions of Contract, Drawings, Specifications and Bills of Quantities, in each case as defined in the 2007 Contract) shall hereby be terminated and of no further force or effect and that as a result neither party thereto shall have any continuing obligations thereunder.

Section 1.2      Mutual Release.

(a) From and after the date hereof, GPSI, on behalf of itself and the GPSI Parties (as defined below), hereby fully, unconditionally, completely, irrevocably and forever releases, discharges and holds harmless (i) Leisurecorp, its current and former parents, subsidiaries and other affiliated entities and (ii) each of their respective current and former directors, officers, employees, agents, successors and assigns (collectively, the “Leisurecorp Parties”) from any and all manner of claims, demands, encumbrances, agreements, contracts, covenants, promises, actions, variances, trespasses, suits, causes of action, controversies, obligations, debts, dues, sums of money, accounts, attorneys’ fees, reckonings, bonds, bills, specialties, damages, judgments, expenses, executions, orders, affirmative defenses and other obligations or liabilities of whatever kind or nature, direct or indirect, whether in law, equity or otherwise, whether or not now known, suspected or claimed (together, “Claims” and individually, a “Claim”), which any GPSI Party (as defined below) ever had, now has, may hereafter have or claims to have against any or all of the Leisurecorp Parties, directly or indirectly, arising from or related to the 2007 Contract.

(b) From and after the date hereof, Leisurecorp, on behalf of itself and the Leisurecorp Parties, hereby fully, unconditionally, completely, irrevocably and forever releases, discharges and holds harmless (i) GPSI, its current and former parents, subsidiaries and other affiliated entities and (ii) each of their respective current and former directors, officers, employees, agents, successors and assigns (collectively, the “GPSI Parties”) from any and all manner of Claims, which any Leisurecorp Party ever had, now has, may hereafter have or claims to have against any or all of the GPSI Parties, directly or indirectly, arising from or related to the 2007 Contract.

(c) Each of Leisurecorp and GPSI, on behalf of itself and the Leisurecorp Parties and GPSI Parties, as applicable, acknowledges and recognizes that it may have some Claim of which it is or they are totally unaware and unsuspecting, which it is, on behalf of itself and them, surrendering as of the date hereof by execution of this Agreement.  It is the express intention of each of Leisurecorp and GPSI by the execution and delivery of this Agreement, that effective as of the date hereof, each party shall release and deprive itself, on behalf of itself and the Leisurecorp Parties and GPSI Parties, as applicable, of all Claims with respect to the 2007 Contract and the right to make any such Claims as of the date hereof and at any time hereafter.  The mutual release provided for in this Section 1.2 is intended to be construed in the broadest possible manner and shall be given effect and enforced to the fullest extent permitted by applicable law.

Section 1.3      Exceptions to Mutual Release.  Notwithstanding any provision to the contrary contained herein, neither GPSI nor Leisurecorp shall be deemed to be releasing or discharging any Claim that either of them (or the Leisurecorp Parties or GPSI Parties, as applicable) may hereafter have or claim to have against the other parties arising from this Agreement.

Section 1.4      Covenant Not to Sue.  Each of GPSI and Leisurecorp, on behalf of itself and the Leisurecorp Parties and GPSI Parties, as applicable, hereby agrees not to bring any action or file any complaint or grievance of any kind or nature in or with any judicial, administrative, or other tribunal, agency or instrumentality alleging any Claim released and discharged under Section 1.2.

ARTICLE II

GPS CART SYSTEMS

Section 2.1      GPS Cart Systems.  In consideration of the termination of the 2007 Contract pursuant to Section 1.1, and the release and discharge granted pursuant to Section 1.2(b), GPSI shall procure, deliver and install two 80 unit GPS cart systems (the “GPS Cart Systems”) for the Project no later than 1 July 2009, and take such other actions and provide such other hardware, software and services, in all such cases on and subject to the terms set forth in Exhibit A to this Agreement.

Section 2.2      GPS Cart Systems Payment.  In consideration of the termination of the 2007 Contract pursuant to Section 1.1, and the release and discharge granted pursuant to Section 1.2(a), Leisurecorp shall pay to GPSI, no later than one business day after the date of this Agreement, an amount in cash equal to US$575,000, by wire transfer of immediately available funds to such account as GPSI may direct.

ARTICLE III

MISCELLANEOUS

Section 3.1      Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to Leisurecorp or the Leisurecorp Parties:

c/o Leisurecorp LLC
Emirates Towers, Level 4
Sheikh Zayed Rod
PO Box 17000
Dubai, United Arab Emirates
Attention: Osama Audi
Fax: +971 4 367 9584

If to GPSI or the GPSI Parties:

c/o GPS Industries, Inc.
5500-152nd Street
Suite 214
Surrey
BC, Canada V3S 5JP
Attention: David Chessler
Fax: +1 604 576 7460

Section 3.2      Entire Agreement.  This Agreement and the exhibit hereto supersede all prior and contemporaneous discussions and agreements, both written and oral, between the parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement.

Section 3.3 Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(g) References to a person are also to its permitted successors and assigns.

(h) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Section 3.4      Expenses.  Each party will pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and performance of the transactions contemplated by this Agreement.

Section 3.5      Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 3.6      Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

Section 3.7      No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than as set forth in Section 1.2 above.

Section 3.8      Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void.  Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 3.9      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 3.10    GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS APPLICABLE IN THE EMIRATE OF DUBAI.

Section 3.11    Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

Section 3.12    Counterparts.  This Agreement may be executed and delivered in one or more counterparts and by the different parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories thereunto duly authorized as of the date first written above.

LEISURECORP LLC

By:
Name:
Title:

LEISURECORP LLC

By:
Name:
Title:

GPS INDUSTRIES, INC.

By:
Name:
Title:

Exhibit A

GPS CART SYSTEMS

The following items will be delivered by GPSI:

Hardware:
•	165 x HD/MAX cart-mounted GPS units - hybrid Wi-Fi and Digital Spread Spectrum GPS system units with built in GPRS capable SIM card
•	165 x Cart mounting brackets
•	165 x Cart power supplies
•	165 x Protective covers
•	1 x Club house computer
•	1 x Colour scorecard printer
•	1 x Kitchen printer
•	1 x Indoor WiFi access points
•	1 x Outdoor WiFi access points

Software:
•	Tournament Management Software
•	Inforemer Ad Manager - Tournament Specific Advertising
•	Real-time Scoring/Leader board
•	Reports
•	36 hole course flyovers

Services
•	10 year software license
•	Training - GPSI will carry out formal training sessions covering the following:
o	Hardware maintenance and troubleshooting
o	Software maintenance and troubleshooting
o	Software reference data maintenance
o	Reporting
•	1 year hardware warranty, which covers:
o	All damage to GPSI-provided hardware, excluding damage through misuse
•	1 year annual maintenance, which covers:
o	Correction of Malfunctions
o	supply of available updates and access to GPSI telephone support services for the Administrator designated by the Client
o	The installation of new updates and corrections of malfunctions (carried out by the Client with the help of a CD-ROM sent by GPSI)

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